EXHIBIT 23.1

March 6, 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Sino Daren Co. LTD. on Form S-1/A-5 of our audit report, dated June 5, 2014 relating to the accompanying balance sheets as of January 31, 2014 and 2013, and the related statements of operation, stockholders’ deficit, and cash flows for the years then ended and from inception (August 4, 2010) through January 31, 2014, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1/A-5 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

March 6, 2015